EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this ‘Agreement’) made and entered into effective as of April 20, 2021 (the ‘Effective Date’), by and between The Coca-Cola Company, a Delaware corporation (the ‘Company’) and Bradley Gayton (‘Consultant’). In consideration of the premises, release and the mutual promises and agreements contained herein, the Company and the Consultant (the ‘parties’), intending to be legally bound, hereby agree as follows:

1.	Transition from Employee to Consultant; Consultant’s Services.
1.1.	Effective as of the Effective Date, Consultant resigns his employment with the Company and from all officer and director positions Consultant may hold at the Company or at any affiliates of the Company by reason of his employment with the Company to assume the role of Strategic Consultant to the Chief Executive Officer.
1.2.	From and after the Effective Date and continuing throughout the Term (as defined below), Consultant shall hold the title of Strategic Consultant to the Chief Executive Officer of the Company (the ‘CEO’), providing such consulting and advisory services to the CEO as may be reasonably requested by the CEO. In scheduling any requested services, the Company shall reasonably accommodate Consultant’s other professional and personal commitments.
1.3.	From and after the Effective Date and continuing throughout the Term, Consultant shall work a maximum of forty (40) hours per month on consultation activities for the Company. Notwithstanding anything else herein and in accordance with the rules of Section 409A of the Internal Revenue Code, the parties agree that Consultant shall not work more than twenty percent (20%) of the average level of services previously performed by Consultant for the Company in the thirty-six (36) months prior to the Effective Date.
1.4.	The relationship between Consultant and the Company shall be nonexclusive; it being acknowledged that Consultant shall at all times remain entitled to provide and render services to others, provided that, during the Term, Consultant shall not provide any services for or on behalf of any person or entity who or which primarily or substantially engages in either the manufacture, sale, distribution and marketing of beverages or beverage enhancers, beverage solutions, beverage enablers or other additives, which additives are primarily intended for use in beverages, or which services would otherwise
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constitute Prohibited Activities (as such term is defined in Appendix I to this Agreement) without the prior written permission of the CEO.
2.	Sign-On Make-Whole and Consulting Fees.
2.1.	Effective as of the Effective Date and subject to Consultant’s execution without revocation of the Release (set forth in Appendix I to this Agreement), Consultant shall be entitled to a payment in the amount of $4,000,000 (the ‘Sign-On Make-Whole’). This amount will be paid by wiring this lump sum to Consultant within five (5) business days after execution of this Agreement by the parties hereto as directed by Consultant.
2.2.	As full and total compensation for services by Consultant under and during the Term and subject to Consultant’s execution without revocation of the OWBPA Release (as set forth in Appendix I to this Agreement), the Company shall pay to Consultant’s firm, NOXV, LLC, $666,666.67 per calendar month of this Agreement (collectively, the ‘Consulting Fees’). Each monthly payment shall be paid in a lump sum, in arrears, on the last business day of each calendar month occurring during the Term, beginning in May 2021 and ending in April 2022, for a total of twelve (12) equal payments.
2.3.	The Sign-On Make-Whole and the Consulting Fees, collectively, constitute the only payments that Consultant will receive from the Company, are inclusive of any expenses or fees that Consultant has incurred or will incur in connection with this Agreement and the services to be provided hereunder, and are subject to Consultant’s continued compliance with the requirements set forth in Sections 4, 5, 6 and 7 below, as well as with the Prohibited Activities Covenants (as set forth in Appendix I to this Agreement). Notwithstanding the foregoing, the Consultant will receive his regular compensation for work performed up through April 20, 2021.
3.	Term.
3.1.	This Agreement shall commence on the Effective Date and shall expire on April 30, 2022 (the ‘Term’), except that the provisions of Sections 4, 5, 6, 7 and 8 below shall continue to be effective beyond the Term as applicable.
3.2.	Notwithstanding anything to the contrary set forth herein, either party may terminate this Agreement at any time for any reason with thirty (30) days’ written notice to the other party; provided, however, that Consultant shall forfeit all rights to receive payment of any unpaid Consulting Fees if Consultant terminates this Agreement prior to August 31,
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2021, or if the Company terminates this Agreement due to a Prohibited Activities Violation (as such term is defined and determined in Appendix I to this Agreement) by Consultant.

4.	Intellectual Property.
4.1.	In this Agreement, ‘Intellectual Property’ means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data; formulas; designs; models; drawings; computer programs, including all documentation, related listings, design specifications, and flowcharts, trade secrets, and any inventions including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon. Consultant hereby assigns to the Company all worldwide right, title and interest in and to Intellectual Property created, made, conceived, reduced to practice or authored by Consultant, or any other persons provided by Consultant either solely or jointly with others, during and in the course of the performance by Consultant of services to the Company while an employee of the Company or otherwise under this Agreement or with the use of information, materials or facilities of the Company received by Consultant while employed with the Company or otherwise during the Term. The Company shall be free to make, have made, use and sell products utilizing the Intellectual Property assigned to the Company hereunder. The Company shall have a nonexclusive, royalty-free, fully paid-up license to any Intellectual Property of Consultant needed to practice the Intellectual Property assigned to the Company pursuant this Agreement. The above assignment obligation of Consultant to the Company shall not apply to any Intellectual Property not related to the Company’s businesses that Consultant can document was conceived and reduced to practice after the end of the Company’s employment of Consultant as a full-time regular employee of the Company, provided that such Intellectual Property was not conceived or reduced to practice as part of Consultant’s work for the Company pursuant to this Agreement.
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4.2.	Consultant shall promptly disclose to the Company all Intellectual Property created by Consultant during the period of employment with the Company and during the Term and that is required to be assigned to the Company pursuant to this Section 4.
4.3.	Consultant shall execute, or cause to be executed, all documents and perform such acts as may be necessary, useful or convenient to secure for the Company statutory protection, including patent, trademark, trade secret or copyright protection throughout the world for all Intellectual Property required to be assigned to the Company pursuant to this Section 4. In addition, but subject to Section 4.1, any Intellectual Property that qualifies as a work made for hire under the U.S. copyright laws shall be a work made for hire and shall be owned by the Company. Moreover, Consultant shall execute all such documents as are reasonably requested by the Company to ensure the Company’s full ownership of Intellectual Property created by Consultant for the Company prior to the Term hereof.
5.	Confidentiality. It is presumed that in connection with Consultant’s employment with the Company the Company has disclosed, and in connection with Consultant’s services under this Agreement may disclose, in each case to Consultant, or Consultant has come and may yet come in contact with or observe business information, know-how, marketing plans, trade secrets, inventions, and other intellectual property rights (all which are hereinafter jointly referred to as ‘Proprietary Information’) that are either the property of the Company or controlled by the Company. Such Proprietary Information must be held in strict confidence by Consultant and must not be used or disclosed to any third party without the express prior written permission of an officer of the Company. Consultant must safeguard all written materials containing any Proprietary Information that the Company has supplied or supplies to Consultant, must not copy or duplicate such materials without the Company’s prior written consent, and must return such materials to the Company upon the completion of services hereunder or upon the Company’s request. It is agreed that ‘Proprietary Information’ shall include all information (whether or not in writing) pertaining to Consultant’s employment (including personnel records) and resignation therefrom (including circumstances thereof) and shall not include either (i) any information that is available from any public source (other than by reason of Consultant’s (or any of Consultant’s family’s, agents’ or representatives’) direct or indirect disclosure of such information to such source) or (ii) any information
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generated by Consultant in the course of the performance of services on behalf of the Company while employed with the Company or hereunder that consists of contact information related to Consultant’s personal or professional affiliations or relationships and consisting solely of names, addresses, phone numbers and e-mail addresses. Notwithstanding the foregoing, nothing contained herein shall prevent Consultant from disclosing or otherwise utilizing any information (a) in any manner required by applicable law, judicial order or other governmental mandate or investigation, provided that Consultant shall advise the Company of any such intended disposition or use and reasonably cooperate with the Company in allowing the Company to seek and obtain from the recipient governmental or judicial body any protective order or assurance of confidentiality regarding such information, (b) in fulfillment of Consultant’s duties or obligations owed, or in rendering of services to the Company (whether based on Consultant’s employment or consulting services) or (c) to the limited extent reasonably necessary to permit Consultant’s defense of any claim made against it or him or Consultant’s enforcement of any rights held by him under this Agreement, which claim or rights are dependent upon the information so disclosed.

6.	Independent Contractor. Consultant shall be an independent contractor of the Company and shall not be an officer, employee, representative or agent of the Company. Consultant has no authority to make representations or statements on behalf of, or to bind (and shall not bind or make any such representations or statements) the Company or any of its directors, officers or employees in any way. It is expressly understood that this undertaking does not constitute a joint venture. Consultant agrees to assume full responsibility for the payment of all local, state and federal payroll and withholding taxes or contributions or taxes for unemployment insurance, pension, workers’ compensation, or other social security or related protection with respect to those persons engaged in the performance of services in connection with this Agreement. Consultant further understands that Consultant is entitled to no other payments or benefits from the Company, except that Consultant shall be entitled to receive the compensation set forth in Section 2 above. It is understood further that Consultant will not be required to work scheduled hours and that Consultant shall not perform the services at any of the Company’s offices or facilities, but instead such services may be performed remotely by Consultant.
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7.	Company Materials. Promptly following the date of this Agreement, Consultant shall promptly deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Intellectual Property or Proprietary Information regarding the Company’s business, compiled by or furnished to Consultant by virtue of his employment with and consulting services to the Company. Promptly following the date of this Agreement, Consultant shall also promptly deliver to the Company all computers, credit cards, telephones, hand-held electronic devices, office equipment, and other property furnished to Consultant by virtue of his employment with the Company.

8.	Miscellaneous.
8.1.	Governing Law. This Agreement shall be subject to the internal laws of the State of Georgia without regard to principles of conflict of laws, and any and all disputes arising under this Agreement are to be resolved exclusively by courts sitting in Georgia and Consultant hereby consents to the jurisdiction of such courts.
8.2.	Waivers. All waivers of a breach or violation of this Agreement by either party must be in writing and cannot operate as, or be construed to be, a waiver of subsequent breach hereof.
8.3.	Indemnification. Consultant agrees to indemnify and hold harmless the Company for and from any resulting income or employment tax liability, including interest, penalties, costs and expenses (as well as reasonable attorneys’ fees), incurred by Consultant or the Company, arising from or related to Consultant’s receipt of the Sign-On Make-Whole or Consulting Fees under this Agreement, including but not limited to FICA/Medicare and other self-employment taxes, provided that any such indemnified liability is based (a) upon any position or fact asserted by Consultant or (b) upon any action by Consultant that is in material breach of the warranties, representations, covenants or limitations made by or agreed to by Consultant by the terms of this Agreement.
8.4.	Notices. Unless otherwise provided for herein, all notices required or permitted hereunder shall be in writing and delivered to the respective parties at the addresses set forth below (or to such other addresses as either party may provide to the other party in accordance herewith), by hand delivery or by certified mail, return receipt requested, postage prepaid or by telex or telecopy, charges prepaid and shall be deemed served

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upon the date of deposit in the mail or upon the date of delivery if delivered by hand or fax:

If to The Coca-Cola Company, addressed to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

With a copy to:

Ms. Jennifer Manning

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

If to Consultant, addressed to:

Bradley Gayton

[Address on file]

9.	Captions. The captions used in this Agreement are for convenience only and cannot affect in any way the meaning or interpretation of any of the provisions set forth herein.
10.	Entire Agreement. This Agreement embodies the full and complete understanding of the parties hereto and supersedes any previous agreement, written or oral, relating to the subject matter hereof. The parties may modify this Agreement only by written instrument signed by each of the parties hereto.
11.	Survival. Sections 4, 5, 6, 7 and 8 shall survive expiration or termination of this Agreement.

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IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement to be effective as of the date first above written.

THE COCA-COLA COMPANY

By:	/s/ Lisa Chang
Title:	Senior Vice President and Chief People Officer
Date:	April 20, 2021

CONSULTANT

/s/ Bradley Gayton
Bradley Gayton
Date:	April 20, 2021

[Signature page to Consulting Agreement]

APPENDIX I

FULL AND COMPLETE RELEASE

AND AGREEMENT

ON TRADE SECRETS AND CONFIDENTIALITY

(this “Release Agreement”)

1.           Release. In consideration of the payments and covenants under the Agreement to which this Appendix I is attached and made a part thereof, and for other good and valuable consideration, I, for myself and my heirs, executors, administrators and assigns, do hereby knowingly, voluntarily and unconditionally release, hold harmless and forever discharge The Coca-Cola Company (“TCCC”), and its subsidiaries, affiliates, joint ventures, joint venture partners, predecessors, successors and benefit plans (collectively with TCCC referred to herein as the “Company”), and their respective current and former directors, officers, administrators, trustees, fiduciaries, insurers, employees, agents, and other representatives, (collectively with the Company referred to herein as the “Releasees”) from all debts, claims, actions, causes of action (including without limitation claims arising from or in connection with my employment, pay, bonuses, vacation or any other benefits, and/or other terms and conditions of employment or employment practices of Company; claims arising out of or relating to the termination of my employment with the Company or the surrounding circumstances thereof; and any causes of action that I may have under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§ 2101 et seq.; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (the “ADEA”), as amended by the Older Workers Benefit Protection Act, P.L. 101-433 (the “OWBPA”); the Equal Pay Act of 1963, 9 U.S.C. §§ 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. §§ 1981a; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 791 et seq.; the Family Medical Leave Act; Federal Executive Order 11246, the Genetic Information Nondiscrimination Act; and comparable state, local, and foreign causes of action, whether statutory or common law, including but not limited to all claims related to wrongful discharge, negligence, defamation, tort and contract), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys’ fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I (or my heirs, executors, administrators and assigns) ever had, now have, or may have based on facts or events that occur on or prior to the date that I execute this Full and Complete Release on Trade Secrets and Confidentiality (this “Release”).

Further, I expressly waive any and all rights that I have under any state or local statute, executive order, regulation, common law and/or public policy relating to known and unknown claims based on facts or events occurring on or prior to the date that I execute this Release, including but not limited to the New Jersey Conscientious Employee Protection Act (N.J. Sta. Ann. 34:19-1, et seq.); the New Jersey Law Against Discrimination (N.J. Stat. Ann. 10:5-1, et seq.); the New Jersey Family Leave Act; the New Jersey Wage Payment Law; Massachusetts Fair Employment Practices Act (Mass. G.L. 151B); West Virginia Human Rights Act; South Dakota Codified Laws Section 20-7-11; North Dakota Century Code Section 9-13-02; and Section 1542 of the California Civil Code, the latter of which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I understand that I am referred to in this statute as the “creditor” and the Company or other Releasees are referred to as the “debtor.” I consciously intend these consequences even as to claims for damages that may exist as of the date I execute this Release that I do not know exist, and which, if known, would materially affect my decision to execute this Release, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

I fully understand and agree that:

a.	this Release is in exchange for the payments and covenants set forth in the Agreement, and other good and valuable consideration to which I would otherwise not be entitled;

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b.	the Company’s obligation to pay and my right to receive the Sign-On Make-Whole Payment under Section 2.1 of the Agreement, the Consulting Fees under Section 2.2 of the Agreement, as well as the Company’s obligations under Paragraph 6 of this Release Agreement, are all subject to and conditioned upon my compliance with the covenants set forth in the Agreement (including, without limitation, Sections 4 and 5 thereof) and Paragraphs 2 through 9 of this Release Agreement. In the event that, pursuant to the dispute resolution procedures set forth in Paragraph 13 below, an arbitrator determines that, on or prior to April 30, 2022, I have (i) breached any such covenants in any manner reasonably likely to be harmful to the business, business reputation or personal reputation of any of the Releasees and (ii) failed to cure (to the extent curable) any such breach within thirty (30) days’ written notice from the Company of such breach (any such determination, a “Prohibited Activities Violation”), the Company may require me to immediately repay to the Company up to 66.67% of any amounts previously paid to me (with the remaining 33.33% serving as consideration for the release of claims set forth in Paragraph 1 of this Release Agreement), in each case without limiting my obligations under this Release or the Company’s other rights and remedies available at law or in equity.
c.	I am hereby advised to consult with an attorney before signing this Release Agreement;
d.	I have 21 days from my receipt of this Release Agreement within which to consider whether to sign it as it pertains to the OWBPA Release (as defined below). I may choose to sign this Release (including the OWBPA Release) before the expiration of the 21-day consideration period, and, if I choose to do so, I understand that I do so voluntarily. I agree that changes to this Release Agreement, whether material or immaterial, will not restart the consideration period;
e.	I have seven days following my signature of this Release Agreement to revoke the OWBPA Release; and
f.	the OWBPA Release shall not become effective or enforceable until the revocation period of seven days has expired.

If I choose to revoke the OWBPA Release, I must do so by notifying the Company in writing within the applicable revocation period. This notification must be mailed either first class or certified mail to Executive Services:  The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313.

Notwithstanding any other provision or paragraph of this Release Agreement, I understand that by signing this Release Agreement I do not hereby waive any rights or claims:  (a) for unemployment or workers’ compensation, (b) that arise after I sign this Release Agreement, (c) pertaining to vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA), (d) for payments that may be due under the Agreement, (e) for which private waivers or releases are prohibited by applicable law, and (f) for indemnification under the Company’s bylaws or the bylaws of any Company subsidiary, or under statute or any insurance or other indemnification policies, including the Company’s Directors and Officers Liability Insurance policy, in respect of my service as an employee of the Company. In addition, I understand that nothing in this Release Agreement shall be construed to prevent me from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local agency, or a charge with the National Labor Relations Board (the “NLRB”) or any other governmental agency, but I hereby waive any rights to any relief of any kind should the EEOC pursue any claim on my behalf. I further understand that this Paragraph 1 is not intended to restrict or limit in any way the Protected Rights set forth below in Paragraph 7 of this Release Agreement. However, by signing this Release Agreement, I waive the right to recover any monetary damages for any alleged injury (whether physical or emotional) personally suffered by me, individual relief, or attorneys’ fees from the Company or the Releasees in any claim, charge, or lawsuit filed by me or any other person or entity. If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with the Company, I will indemnify and hold Releasees harmless from any liability, including costs and expenses (as well as reasonable attorneys’ fees) incurred by the Releasees as a result of any such claim. I acknowledge and represent that: (a) I received all compensation due to me as a result of services performed for the Company with receipt of my final paycheck; (b) I have reported to the Company any and all work-related injuries incurred by me during my employment by the Company; (c) I have not engaged in any act or omission in violation of the Company’s Code of

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Business Conduct (the “COBC”); (d) I am not aware of any act, failure to act, practice, policy, or activity that I believe may violate the COBC; (v) no one has interfered with my ability to report to the Company any possible violations of the COBC or any law; and (vi) I have reported to the Company any actual or suspected Code violations. I additionally understand and agree that this Release is not and shall not be construed to be an admission of liability of any kind on the part any of the Releasees.

2.           Future Cooperation. I covenant and agree that I shall, to the extent reasonably requested by the Company, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future and including any arbitration or proceeding before any authority) in which the Company and any of its current or former officers, employees, representatives or agents are a party, and regarding which I, by virtue of my employment or other engagement with the Company, have knowledge or information relevant to said matter, including, but not limited to (a) meeting with representatives of the Company to provide truthful information regarding my knowledge, (b) acting as the Company’s representative, (c) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation, and (d) providing assistance with respect to any settlement discussion and/or proceedings before any administrative, regulatory, judicial, legislative or other body or agency, provided the Company reimburses me for reasonable expenses incurred in connection with such cooperation. I understand that this Paragraph 2 is not intended to restrict or limit in any way the Protected Rights set forth in Paragraph 7 of this Release Agreement.

3.           Trade Secrets and Confidential Information.

a.	I covenant and agree that I have held and shall continue to hold in confidence all Trade Secrets of the Company that came into my knowledge during my employment by the Company and shall not disclose, publish, or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret. “Trade Secrets” means data or other information relating to the Business of the Company (as defined below) protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of Customers (as defined below), vendors, or suppliers that is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Release Agreement, the term Trade Secret does not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means. I also covenant and agree that I will hold in confidence all Confidential Information of the Company that came into my knowledge during my employment by the Company and will not disclose, publish, or make use of such Confidential Information for as long as the information remains Confidential Information or the maximum period allowed under applicable law, whichever is longer. “Confidential Information” means data or other information relating to the Business of the Company (as defined below) that is or has been disclosed to me or of which I became aware as a consequence of or through my relationship with the Company and that has value to the Company and is not generally known to the Company’s competitors, including but not limited to methods of operation, names of Customers (as defined below), vendors, or suppliers, price lists, financial information and projections, route books, personnel data, and similar information. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. I understand that this Paragraph 3 is not intended to restrict or limit in any way the Protected Rights set forth in Paragraph 7 of this Release Agreement.
b.	The Company shall safeguard all information (whether or not in writing) pertaining to my employment (including personnel records) and resignation therefrom (including circumstances thereof) that is not available from any public source (other than by reason of the Company’s disclosure of such information to such source). Notwithstanding the foregoing, nothing contained herein shall prevent the Company from

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disclosing or otherwise utilizing any information (i) in any manner required by applicable law, judicial order or other governmental mandate or investigation or (ii) to the limited extent reasonably necessary to permit the Company’s defense of any claim made against it or its affiliates, directors, officers, employees or agents, or to permit the Company’s enforcement of any rights held by the Company under the Agreement (inclusive of the Release and OWBPA Release), which claim or rights are dependent upon the information so disclosed.

4.           Return of Materials. I further covenant and agree that I have or shall promptly deliver to the Company all memoranda, notes, records, manuals, or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by me or furnished to me by virtue of my employment with the Company. I shall promptly deliver to the Company all vehicles, computers, credit cards, telephones, hand-held electronic devices, office equipment, and other property furnished to me by virtue of my employment with the Company.

5.           No Publicity. I will not publish or post any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast, television, internet, podcast, social media or other similar transmission, or communicate with any representative of the media relating to the business or affairs of the Company, past, present or future, except (subject at all times to my obligations under Paragraph 6 of this Release Agreement) with respect to any project (other than any litigation project) or initiative that was, prior to the date of this Agreement, released into the public domain though lawful means, for which I was responsible or otherwise directly supervised. I understand that nothing in this Release Agreement: (a) is intended in any way to restrict or limit the Protected Rights set forth in Paragraph 7 of this Release Agreement or to intimidate, coerce, deter, persuade, or compensate me with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited by law; (b) shall prevent me from filing an administrative charge with the EEOC or participating in an investigation or proceeding by the EEOC or any other governmental agency; or (c) shall prevent me from providing testimony or evidence if I am subpoenaed or ordered by a court or other governmental authority to do so.

6.           Non-Disparagement. I agree that I will not make any public statement, written or verbal, in any forum or to the media or take any action in disparagement of the Releasees, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former directors, officers or employees, Customers (as defined below), suppliers, or business partners or associates, or any statements in any manner reasonably likely to be harmful to the business, business reputation or personal reputation as it is related to my knowledge about any of the foregoing in relationship to the Releasees. I understand that this Paragraph 6 is not intended to restrict or limit in any way the Protected Rights set forth in Paragraph 7 of this Release Agreement. The Company also agrees that it will provide an irrevocable instruction to the individuals who constitute existing “named executive officers” (as defined under Item 402 of Regulation S-K), in their capacity as the same, and to members of the Company’s Board of Directors not to publicly disparage me in any manner likely to be harmful to my personal or business reputation; provided that such individuals may respond accurately and fully to any question, inquiry or request for information when required by legal process or otherwise make accurate statements in connection with any investigations or audits or in the good-faith performance of such executive officers’ duties or obligations to the Company.

7.           Protected Rights. I understand that nothing in this Release Agreement is intended to limit my ability to make disclosures to, or initiate or participate in communications with, the EEOC, the NLRB, the Occupational Safety and Health Administration, the Securities and Exchange Commission (including Pursuant to Section 21F of the Securities Exchange Act of 1934, as amended) or any other federal, state or local governmental agency or commission (“Government Agencies”) or to respond truthfully in response to valid legal process. I further understand that I do not need to notify the Company or seek the Company’s prior authorization before making such disclosures or engaging in such communications.

8.           Inventions, Discoveries and Authorship. I agree to and do hereby assign to the Company, without charge, all my rights, title, and interest in and to any and all inventions and discoveries that I have made or may make, solely or jointly with others, while in the employ of the Company, that (a) relate to or are useful to or may be useful in connection with business of the nature, type or character carried on or contemplated by the Company, or (b) were or are made using the Company’s equipment, supplies, facilities, or trade secret information and all my rights, title, and interest in and to any and all Patent Properties (as defined below); and upon request of the Company, whether during or subsequent to my employment with the Company, I will do any and all acts and execute and deliver such instruments as may be deemed by the Company necessary or proper to vest all my rights, title, and interest in and to said inventions, discoveries, and Patent Properties and to secure or maintain such Patent Properties. For the purpose of this Release Agreement, “Patent Properties” shall mean any and all domestic and

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foreign (i) applications for utility patents, design patents or industrial designs, petty patents, utility models, or Gebrauchsmuster, as well as any divisions, continuations, or other application claiming the priority of any of the above and covering such inventions and discoveries; (ii) utility patents, design patents or industrial designs, petty patents, utility models, or Gebrauchsmuster granted for such inventions and discoveries; and (iii) reissues, extensions and revivals of any of the above. All necessary and proper expenses in connection with the foregoing will be borne by the Company, and, if I perform services in connection therewith at the Company’s request after termination of my employment with the Company, the Company will pay reasonable compensation for such services. Any inventions and discoveries relating to the Company’s business made or conceived by me within one year after termination of my employment with the Company will be deemed to be within this provision, unless I can prove that such conception or invention is not based upon or related to any Confidential Information or Trade Secrets, as defined herein, of which I became aware during and pursuant to my employment with the Company. I also assign to the Company, without charge, all my rights, title, and interest in and to all original works of authorship fixed in any tangible form or medium or expression that have been or are prepared by me, solely or jointly with others, within the scope of my employment with the Company. In addition, the Company and I hereby agree that any such original work of authorship that qualifies as a “work made for hire” under the U.S. copyright laws will be a “work made for hire” and will be owned by the Company as to contract formation, interpretation and construction issues, and by the federal patent and copyright laws of the United States as to potential copyright issues.

9.           Non-Competition and Non-Solicitation. I agree that for two years after my employment with the Company ends for any reason whatsoever, I will not, directly or indirectly, except with the prior written consent of the Company: (a) enter into or maintain an employment, contractual, or other relationship to perform the Prohibited Activities (as defined below) in the Territory (as defined below) for or on behalf of any person or business entity that competes with the Business of the Company (as defined below); (b) enter into or maintain an employment, contractual, or other relationship to perform the Prohibited Activities (as defined below) in any geographic area in which the Company did business during my employment, for or on behalf of any Customer (as defined below) of the Company with whom I had material contact during my employment with the Company; (c) enter into or maintain an employment, contractual, or other relationship to perform the Prohibited Activities (as defined below) in any geographic area that the Company did business during my employment, for or on behalf of any company listed in Attachment B to this Release Agreement; (d) solicit or encourage, or attempt to solicit or encourage, directly or by assisting others, any Customer (as defined below) to do business with any person or entity that competes with the Business of the Company (as defined below) for purposes of providing products or services that are competitive with those provided by the Company, whether or not the relationship between the Company and such Customer (as defined below) was originally established in whole or in part through my efforts, if the Customer solicited is one with which I had material contact on the Company’s behalf during my employment with the Company; and/or (e) solicit or encourage, or attempt to solicit or encourage, any person who is an employee of the Company, or who was an employee of the Company at any time during my employment with the Company, and with whom I had contact during my employment with the Company, to terminate his or her employment with the Company or to accept employment with any other person or entity. Notwithstanding the foregoing, nothing in this Agreement is intended to restrict my ability to become a lawyer for or provide legal services to outside law firms or companies (other than the Competitors listed on Attachment B) with which I engaged in my capacity as Senior Vice President, Global General Counsel, during my employment with the Company.

10.           Representations; Covenant Not to Sue. I hereby represent and affirm that I have not filed any lawsuit, charge, claim or complaint with any Governmental Agencies or in any court against the Releasees. To the extent that any claims covered by the scope of this Release Agreement are not subject to waiver by this Agreement under applicable law, I hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such claims.

11.           Definitions. For purposes of this Release Agreement:

(a)           “Business of the Company” means the development, production, marketing, sale and distribution of alcoholic or non-alcoholic beverages, beverage enhancers and related services or similar activities conducted, authorized, offered or provided by the Company within two years before the termination of my employment.

(b)           “Customer” means anyone who is or was a customer of the Company during my employment with the Company, or is a prospective customer of the Company to whom the Company has made a presentation (or similar offering of services) within the one-year period immediately preceding the termination of my employment with the Company.

(c)           “OWBPA Release” means the release of all claims as set forth in Paragraph 1 of this Release Agreement under the ADEA, as amended by the OWBPA.

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(d)           products or services that are competitive with those provided by the Company means products or services that are non-alcoholic beverages, beverage enhancers and related services of the type conducted, authorized, offered or provided by the Company within two years prior to the termination of my employment.

(e)           “Prohibited Activities” means the involvement in, development of, or oversight of legal, security, compliance, and governance matters or strategies.

(f)           “Prohibited Activities Covenants” means those covenants, individually and collectively, set forth in Paragraphs 3, 4, 5, 6, 8 and 9 of this Release Agreement.

(g)           “Territory” means the geography described on Attachment A to this Release Agreement.

12.          Governing Law; Forum. I hereby agree that this Release Agreement, and the rights and obligations established herein, shall be governed and construed in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules; provided, however, that Paragraph 8 of this Release Agreement (Inventions, Discoveries and Authorship) is to be governed by and interpreted in accordance with the patent and copyright laws of the United States. I further agree that any litigation regarding this Release Agreement or the claims released herein that is not subject to the arbitration provisions set forth in Paragraph 13 of this Release Agreement shall be conducted in a court of competent jurisdiction in the State of Georgia, and I hereby irrevocably consent to the jurisdiction of such courts.

13.          Arbitration and Class Action Waiver. I understand and agree that, in the event that there is any dispute or claim arising out of or relating to this Release Agreement, including any release of claims set forth in Paragraph 1 of this Release Agreement, my employment by the Company, my promises or duties owed to the Company or the Company’s promises or duties owed to me, including, without limitation, a dispute about the validity, enforceability, or coverage of this Release Agreement or the assertion of a claim covered by this Release Agreement, all such disputes or claims will be resolved exclusively through a final and binding arbitration on an individual basis only, and not in any form of class, collective, or private attorney general representative proceeding (the “Class Action Waiver”).  Notwithstanding the foregoing, this Paragraph 13 shall not apply to any action seeking injunctive relief arising out of or relating to Paragraph 3 of this Release Agreement (Trade Secrets and Confidential Information), Paragraph 8 of this Release Agreement (Inventions, Discoveries and Authorship), and/or Paragraph 9 of this Release Agreement (Non-Competition and Non-Solicitation). This binding-arbitration provision is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and is not intended to cover claims that cannot by controlling law be required to be arbitrated, nor does it prevent the filing of a complaint with a governmental administrative agency to the extent that such complaints are permitted, notwithstanding an agreement to arbitrate.  Such complaints include, without limitation, those filed with the NLRB, EEOC, and/or the U.S. Department of Labor. I understand and agree that any arbitration proceeding initiated under this Release Agreement will be governed by the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (the “AAA Employment Rules”) and that no other rules or procedures (including AAA’s Supplementary Rules for Class Arbitrations) are to be applied to any such proceeding.  The AAA Employment Rules, which include an explanation of the process for commencing an arbitration and other rules governing an arbitration, may be found at the AAA’s web site, www.adr.org, or by searching for “AAA employment arbitration rules” using an internet search engine such as Google.com.  In all cases where required by law, the Company will pay the AAA administrative fees, as well as the arbitrator’s fees and expenses.  I understand and agree that I am responsible to pay my own legal fees and expenses associated with any arbitration proceeding, subject to the arbitrator’s authority to award attorney fees, costs or other remedies in accordance with applicable law.  A party may apply to a court of competent jurisdiction (i.e., a state court or the United States District Court for the District in which the facility location to which I was last assigned by the Company is located) for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.  Notwithstanding any other clause contained in this Release Agreement or the AAA Employment Rules, any claim that all or part of the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.  All other issues raised by the dispute between the Company and myself, including without limitation a request for permanent injunctive relief and enforceability of the Release, shall be determined by the arbitrator.

14.          General Provisions.

a.	Entire Release. With the exception of any restrictive covenant agreements I have previously executed, which are not superseded by this Release Agreement, this Release Agreement (forming a part of the Agreement to which it is attached) is the complete understanding between me and the Company in respect of the subject matter of this Release Agreement and supersedes all prior agreements relating to the same subject matter to the extent, and only to the extent, that this Release Agreement is inconsistent with the provisions of such prior agreements. I expressly agree that the provisions of any agreement I have previously signed regarding
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assignment to the Company of all rights in and to certain inventions, discoveries, and original works of authorship relates to a different subject matter, and the provisions of that agreement shall remain enforceable according to its terms and shall not be subject to Paragraph 13 of this Release Agreement (Arbitration and Class Action Waiver). By signing this Release Agreement, I acknowledge and affirm that I have not relied upon any representations, promises or agreements of any kind except those set forth herein.
b.	Severability. In the event that any provision of this Release Agreement should be held to be invalid or unenforceable, each and every other provision of this Release Agreement shall remain in full force and effect. Further, if any provision of this Release Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release Agreement to be upheld and enforced to the maximum extent permitted by law.
c.	Successors and Assigns. This Release Agreement inures to the benefit of the Company and its successors and assigns.
d.	Amendment/Waiver. No amendment, modification or discharge of this Release Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

15.          Acknowledgment.

a.	I hereby acknowledge and affirm that I have read this Release Agreement carefully, that I have had a full and reasonable opportunity to consider this Release Agreement, and that I have not been pressured or in any way coerced, threatened, or intimidated into its execution.
b.	I understand that it is my right to have this Release Agreement reviewed by an attorney of my choosing, and I have been encouraged to do so by the Company. By knowingly and voluntarily signing this Release Agreement below, I acknowledge and affirm that I fully understand each of this Release Agreement’s terms and conditions and that I intend to abide by each of them in every respect.

[Signature page follows]

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Solely for purposes of the OWBPA Release:

/s/ Bradley Gayton
Bradley Gayton

Date: April 20, 2021

Accepted and Agreed for all other purposes:

/s/ Bradley Gayton
Bradley Gayton

Date: April 20, 2021

THE COCA-COLA COMPANY

By:	/s/ Lisa Chang
Name: Lisa Chang
Its: Senior Vice President and Chief People Officer

Date: April 20, 2021

A-1

ATTACHMENT A

1.         The following States of the United States:

Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming.

2.         The following Territories of the United States:

American Samoa, District of Columbia, Federated States of Micronesia, Guam, Midway Islands, Northern Mariana Islands, Puerto Rico, Republic of Palau, Republic of the Marshall Islands, U.S. Virgin Islands.

3.         Canada and Mexico.

4.         South America, Asia, Africa, Europe, and Australia and Oceana.

A-1

ATTACHMENT B

(Competitors for purposes of Paragraph 9(c))

Prohibited Competitors:

PepsiCo., Inc.

Nestlé

Dr. Pepper Snapple Group, Inc.

Groupe Danone

Kraft Foods Inc.

Unilever

Cott Corporation

Starbucks

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